Exhibit 10.2

CHANGE IN CONTROL AGREEMENT

This Change in Control Agreement (the “Agreement”) is made effective as of the 27th  day of February, 2014 (the “Effective Date”), by and between Mt. Washington Savings Bank (the “Bank”), an Ohio stock savings and loan association, and Shelly Alltop (the “Executive”).

WITNESSETH

WHEREAS, Executive is currently employed as Vice President and Chief Financial Officer of the Bank;

WHEREAS, the Bank has adopted a Plan of Conversion pursuant to which the Bank will convert to an Ohio stock savings and loan association and become a wholly owned subsidiary of MW Bancorp, Inc.;

WHEREAS, in order to induce Executive to remain in the employ of the Bank and in consideration of Executive’s agreeing to remain in the employ of the Bank, the parties desire to specify the severance benefits which shall be due Executive in the event that her employment with the Bank is terminated under specified circumstances including a change in control of the Company or Bank; and

WHEREAS, the Executive is willing to serve the Bank on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the terms and conditions hereinafter provided, the parties hereby agree as follows:

1.	TERM OF AGREEMENT

The term of this Agreement shall commence as of the Effective Date and shall continue thereafter for a period of one (1) year.  Commencing on the first anniversary date of this Agreement (the “Anniversary Date”) and continuing on each Anniversary Date thereafter, the term of this Agreement shall renew for an additional year such that the remaining term of this Agreement is one (1) year; provided, however, that in order for this Agreement to renew, the disinterested members of the Board of Directors of the Bank (the “Board”) must take the following actions within the time frames set forth below prior to each Anniversary Date: (i) at least thirty (30) days prior to the Anniversary Date, conduct or review a comprehensive performance evaluation of Executive for purposes of determining whether to extend this Agreement; and (ii) affirmatively approve the renewal or non-renewal of this Agreement, which decision shall be included in the minutes of the Board’s meeting.  If the decision of such disinterested members of the Board is not to renew this Agreement, then the Board shall provide Executive with a written notice of non-renewal (“Non-Renewal Notice”) prior to any Anniversary Date, such that this Agreement shall terminate at the end of twelve (12) months following such Anniversary Date.  Notwithstanding the foregoing, in the event that the Company or the Bank has entered into an agreement to effect a transaction which would be considered a Change in Control as defined below, then the term of this Agreement shall be extended and shall terminate twelve (12) months following the date on which the Change in Control occurs.

2.	DEFINITIONS

(a)           Change in Control.  For purposes of this Agreement, a “Change in Control” means any of the following events:

(1)
Merger:  The Company or the Bank merges into or consolidates with another entity, or merges another Bank or corporation into the Bank or the Company, and as a result, less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of the Company or the Bank immediately before the merger or consolidation;

(2)
Acquisition of Significant Share Ownership:  A person or persons acting in concert has or have become the beneficial owner of 25% or more of a class of the Company’s or the Bank’s voting securities; provided, however, this clause (2) shall not apply to beneficial ownership of the Company’s or the Bank’s voting shares held in a fiduciary capacity by an entity of which the Company directly or indirectly beneficially owns 50% or more of its outstanding voting securities;

(3)
Change in Board Composition:  During any period of two consecutive years, individuals who constitute the Company’s or the Bank’s Board of Directors at the beginning of the two-year period cease for any reason to constitute at least a majority of the Company’s or the Bank’s Board of Directors; provided, however, that for purposes of this clause (c), each director who is first elected by the board (or first nominated by the board for election by the stockholders or corporators) by a vote of at least two-thirds (2/3) of the directors who were directors at the beginning of the two-year period shall be deemed to have also been a director at the beginning of such period; or

(4)	Sale of Assets: The Company or the Bank sells to a third party all or substantially all of its assets.

(5)           Notwithstanding anything herein to the contrary, a Change in Control shall not be deemed to have occurred in connection with a conversion of the Bank from a mutual to a stock bank and/or the Bank’s reorganization as a subsidiary of the Company.

(b)           Good Reason shall mean a termination by Executive following a Change in Control if, without Executive’s express written consent, any of the following occurs:

(1)	failure to elect or reelect or to appoint or reappoint Executive to the title Executive held immediately prior to the Change in Control;

(2)
a material change in Executive’s authority, duties or responsibilities to become one of lesser authority, duty or responsibilities then the position Executive held immediately prior to the Change in Control;

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(3)	a material reduction in Executive’s base salary and benefits; or

(4)	a relocation of Executive’s principal place of employment by more than 10 miles from its location as of the date of this Agreement;

provided, however, that prior to any termination of employment for Good Reason, Executive must first provide written notice to the Bank (or its successor) within ninety (90) days following the initial existence of the condition, describing the existence of such condition, and the Bank shall thereafter have the right to remedy the condition within thirty (30) days of the date the Bank received the written notice from Executive.  If the Bank remedies the condition within such thirty (30) day cure period, then no Good Reason shall be deemed to exist with respect to such condition.  If the Bank does not remedy the condition within such thirty (30) day cure period, then Executive may deliver a Notice of Termination for Good Reason at any time within sixty (60) days following the expiration of such cure period.

(c)           Termination for Cause shall mean termination because of, in the good faith determination of the Board, Executive’s:

(1)	personal dishonesty in performing Executive’s duties on behalf of the Bank;

(2)	incompetence in performing Executive’s duties on behalf of the Bank;

(3)	willful misconduct that in the judgment of the Board will likely cause economic damage to the Bank or injury to the business reputation of the Bank;

(4)	breach of fiduciary duty involving personal profit;

(5)	material breach of the Bank’s Code of Ethics;

(6)	intentional failure to perform stated duties under this Agreement after written notice thereof from the Board;

(7)
willful violation of any law, rule or regulation (other than traffic violations or similar offenses) that reflect adversely on the reputation of the Bank, any felony conviction, any violation of law involving moral turpitude, or any violation of a final cease-and-desist order; or

(8)	material breach by Executive of any provision of this Agreement.

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A determination of whether Executive’s employment shall be terminated for Cause shall be made at a meeting of the Board called and held for such purpose, at which the Board makes a finding that in good faith opinion of the Board an event set forth in clauses (1), (2), (3), (4), (5), (6), (7), (8), or (9) above has occurred and specifying the particulars thereof in detail.

3.	BENEFITS UPON TERMINATION IN CONNECTION WITH A CHANGE IN CONTROL

(a)           If Executive’s employment by the Bank shall be terminated on or after a Change in Control and during the term of this Agreement by (i) the Bank for other than Cause, or (ii) Executive for Good Reason, then the Bank shall pay Executive, or in the event of Executive’s subsequent death, Executive’s beneficiary or beneficiaries or estate, as applicable, a cash severance amount equal to one times the sum of: (i) Executive’s highest annual rate of Base Salary paid to Executive at any time under this Agreement, plus (ii) the highest bonus paid to Executive with respect to the three completed fiscal years prior to the Change in Control, less applicable withholding taxes, payable by lump sum within ten (10) business days of the Date of Termination.  In addition, the Bank shall cause to be continued non-taxable medical and dental coverage substantially identical to the coverage maintained by the Bank for the Executive prior to Executive’s termination for twelve months, with the Executive paying the employee’s share of the premiums. Notwithstanding the foregoing, if applicable law (including, but not limited to, laws prohibiting discriminating in favor of highly compensated employees), or, if participation by the Executive is not permitted under the terms of the applicable health plans, or if providing such benefits would subject the Bank to penalties, then the Bank shall pay the Executive a cash lump sum payment reasonably estimated to be equal to the value of such non-taxable medical and dental benefits, with such payment to be made by lump sum within ten (10) business days of the Date of Termination, or if later, the date on which the Bank determines that such insurance coverage (or the remainder of such insurance coverage) cannot be provided for the foregoing reasons.

(b)           In no event shall the payments or benefits to be made or provided to Executive under Section 3 hereof (the “Termination Benefits”) constitute an “excess parachute payment” under Section 280G of the Code or any successor thereto, and in order to avoid such a result, Termination Benefits will be reduced, if necessary, to an amount, the value of which is one dollar ($1.00) less than an amount equal to three (3) times Executive’s “base amount,” as determined in accordance with Section 280G of the Code.  The reduction of the Termination Benefits provided by this Section 3 shall be applied to the cash severance benefits otherwise payable under Section 3(a) hereof.

4.	NOTICE OF TERMINATION

Any purported termination by the Bank or by Executive in connection with or following a Change in Control shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the Date of Termination and, in the event of termination by Executive, the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.  “Date of Termination” shall mean the date specified in the Notice of Termination (which, in the case of a termination for Cause, shall be immediate).

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5.	SOURCE OF PAYMENTS

All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Bank.

6.	REQUIRED REGULATORY PROVISION

(a)           The Board may terminate Executive’s employment at any time, but any termination by the Board other than termination for Cause shall not prejudice Executive’s right to compensation or other benefits under this Agreement.  Executive shall have no right to receive compensation or other benefits for any period after her termination for Cause.

(b)           If Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) (12 USC §1818(e)(3)) or 8(g)(1) (12 USC §1818(g)(1)) of the Federal Deposit Insurance Act (“FDIA”), the Bank’s obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings.  If the charges in the notice are dismissed, the Bank may in its discretion (i) pay Executive all or part of the compensation withheld while its contract obligations were suspended and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

(c)           If Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) (12 U.S.C. §1818(e)(4)) or 8(g)(1) (12 U.S.C. §1818(g)(1)) of FDIA, all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

(d)           If the Bank is in default as defined in Section 3(x)(1) (12 U.S.C. §1813(x)(1)) of FDIA, all obligations under this Agreement shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

(e)           All obligations under this Agreement shall be terminated, except to the extent determined that continuation of this Agreement is necessary for the continued operation of the Bank, (i) by either the Office of the Comptroller of the Currency or the Board of Governors of the Federal Reserve System (collectively, the “Regulator”) or his or her designee, at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) (12 U.S.C. §1823(c)) of FDIA; or (ii) by the Regulator or his or her designee at the time the Regulator or his or her designee approves a supervisory merger to resolve problems related to operations of the Bank or when the Bank is determined by the Regulator or his or her designee to be in an unsafe or unsound condition.  Any rights of the parties that have already vested, however, shall not be affected by such action.

(f)           Notwithstanding anything herein to the contrary, any payments to Executive pursuant to this Agreement or otherwise are subject to and conditioned upon their compliance with 12 U.S.C. Section 1828(k) and the regulations promulgated thereunder in 12 C.F.R. Part 359.

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(g)       For purposes of this Agreement, any termination of Executive’s employment shall be construed to require a “Separation from Service” in accordance with Code Section 409A and the regulations promulgated thereunder, such that the Bank and Executive reasonably anticipate that the level of bona fide services Executive would perform after termination of employment would permanently decrease to a level that is less than 50% of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36)-month period.

7.	NO ATTACHMENT

Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void, and of no effect.

8.	ENTIRE AGREEMENT; MODIFICATION AND WAIVER

(a)           This Agreement contains the entire understanding between the parties hereto and supersedes any prior agreement between the Bank and Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive of a kind elsewhere provided. No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to her without reference to this Agreement.

(b)           This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

(c)           No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

9.	SEVERABILITY

If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

10.	HEADINGS FOR REFERENCE ONLY

The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

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11.	GOVERNING LAW

This Agreement shall be governed by the laws of the State of Ohio but only to the extent not superseded by federal law.

12.	ARBITRATION

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by binding arbitration, as an alternative to civil litigation and without any trial by jury to resolve such claims, conducted by a single arbitrator, mutually acceptable to the Bank and Executive, sitting in a location selected by the Bank within fifty (50) miles from the main office of the Bank, in accordance with the rules of the American Arbitration Bank’s National Rules for the Resolution of Employment Disputes then in effect.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

13.	PAYMENT OF LEGAL FEES

To the extent that such payment(s) may be made without triggering penalty under Code Section 409A, all reasonable legal fees paid or incurred by Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Bank, provided that the dispute or interpretation has been resolved in Executive’s favor, and such reimbursement shall occur no later than sixty (60) days after the end of the year in which the dispute is settled or resolved in Executive’s favor.

14.	OBLIGATIONS OF BANK

The termination of Executive’s employment, other than following a Change in Control, shall not result in any obligation of the Bank under this Agreement.

15.	SUCCESSORS AND ASSIGNS

The Bank shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank, expressly and unconditionally to assume and agree to perform the Bank’s obligations under this Agreement, in the same manner and to the same extent that the Bank would be required to perform if no such succession or assignment had taken place.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Bank has caused this Agreement to be executed by its duly authorized officer, and Executive has signed this Agreement, as of the Effective Date.

MT. WASHINGTON SAVINGS BANK

By:	/s/ Gregory P. Niesen

EXECUTIVE

By:	/s/ Shelly Alltop

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